Exhibit 10.2

Badger Meter, Inc. 2021 Omnibus Incentive Plan
Form of Performance Share Award Agreement

Form of Award Agreement

You have been selected to be a 20__ Participant in the Badger Meter, Inc. 2021 Omnibus Incentive Plan (the “Plan”), as specified below.   THIS AWARD AGREEMENT, EFFECTIVE UPON THE BELOW-MENTIONED DATE OF GRANT, IS BEING EXECUTED SUBJECT AND PURSUANT TO THE TERMS OF THE PLAN AND, IF THERE IS ANY INCONSISTENCY OR CONFLICT, THE PLAN SHALL CONTROL.  Capitalized terms used in this Award Agreement that are not defined herein are defined in the Plan.

Participant:   ____________ (“You”)

Number of Performance Shares:  _______ (the “Target Performance Shares”)

Date of Grant:  ___________

Measurement Period:  ______________

1.

Grant of Performance Shares:  The Company grants you the Performance Shares as set forth above.  The actual number of Performance Shares, if any, to be earned by and issued to you will be determined on the basis of the performance measures set forth in the Schedule established by the Committee at the time of the grant of this Award and attached to this Award Agreement, as well as the terms and conditions set forth in this Award Agreement.  The date on which Shares are issued in settlement of the earned Performance Shares following completion of the Measurement Period set forth above (the “Measurement Period”), is referred to herein as the “Performance Share Issue Date.”

2.

Termination of Employment:  If you terminate employment, which includes retirement, prior to the Performance Share Issue Date, your Performance Shares granted herein will be forfeited except as provided below; provided, however, that the Committee, in its sole discretion, shall have the right to permit the vesting of all or any portion of the unvested Performance Shares held by you at the time of such employment termination, subject to such terms as the Committee, in its sole discretion, deems appropriate.

3.

Issuance of Shares:  Following the end of the Measurement Period, the Committee shall approve the performance results and the calculation of the percentage of the Target Performance Shares, if any, that have been earned on the basis of such performance results, and, as soon as practicable thereafter (but in all events during the year immediately following final year of the Measurement Period), the Company will issue to you a number of Shares equal to the Performance Shares earned in accordance with such calculation (and any applicable deferral).  The Company will issue your Shares to you in such manner as it deems appropriate, which may include making an appropriate book entry, removing any stop-transfer order or other restriction, as appropriate, transferring your Shares to a brokerage account or delivering a stock certificate or stock certificates representing your Shares to you.

4.

Voting Rights and Dividends:  You will not have any rights, including voting or dividend rights, as a shareholder with respect to this Award until Shares are issued to you on the Performance Share Issue Date.  However, during the period between the Grant Date and the Performance Share Issue Date, if the Company pays a dividend on the Shares, you will be credited with dividend equivalents equal to the amount you would have received in dividends had you held the Shares subject to your Performance Shares during such period; provided that such dividend equivalents shall not be transferable and shall remain subject to the same terms, conditions and forfeiture provisions as apply to the Performance Shares until the Performance Share Issue Date, and shall be paid only to the extent the related Performance Share sare earned based on actual performance.

5.

Termination of Employment Due to Death or Disability:  In the event that your employment is terminated due to death or disability (within the meaning of Section 22(e)(3) of the Code) prior to the end of the Measurement Period, a pro rata portion of the Performance Shares, representing the portion of the Measurement Period that elapsed prior to such termination, shall remain eligible to be earned and paid following the end of the Measurement Period to the extent the goals set forth on the Schedule to this Award Agreement are achieved.  Any portion of the Performance Shares that does not remain eligible to be earned shall be forfeited immediately upon such termination.

6.	Change of Control: Upon a Change of Control, the provisions of Section 18 of the Plan, as amended or supplemented, shall apply.
7.

Severability:  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8.	Miscellaneous:
(a)

This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations that the Committee adopts for administration of the Plan.  By signing below, you acknowledge and agree that you have received a copy of the Plan and that the Administrator is authorized to administer, construe, interpret and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, your heirs, beneficiaries and estate.

(b)	The Committee may amend this Award Agreement as provided in the Plan.
(c)

You agree that it is your responsibility to pay all applicable taxes related to this grant of Performance Shares for the locale in which you reside.  The provisions of Section 17 of the Plan, as amended or supplemented, shall apply.  You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

(d)

To the extent that the receipt of the Performance Shares or the vesting or earning of the Performance Shares results in income to you for federal, state or local income tax purposes, you shall make arrangements satisfactory to the Company for the satisfaction of applicable withholding taxes, which may, if permitted or required by the Company, include delivering by check or money order (or a combination of these forms) to the Company at the time the Company is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations or arranging for the sale of Shares and delivery of proceeds to the Company in such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so at such time, the Company has the right and authority to deduct or withhold from other compensation payable to you (including the Performance Shares) an amount sufficient to satisfy its withholding obligations or to cause the Performance Shares to be forfeited.

(e)

The Performance Shares awarded under this Award Agreement and the proceeds from any subsequent transfer shall be subject to any applicable compensation clawback, recoupment or recovery policy maintained by the Company.

(f)

You agree to take all steps necessary to comply with all applicable provisions of any law, including federal and state securities law and Company policy in exercising your rights under this Award Agreement.

(g)

To the extent not preempted by federal law, the validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the internal laws of the State of Wisconsin without giving effect to the principles of conflicts of law.  For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts sitting in the State of Wisconsin.

(h)

By accepting this Award Agreement, you agree that the Award serves as additional consideration for, and is contingent on your compliance with the following restrictive covenants and that, if you breach any of them, you will forfeit this Award and any Shares received hereunder.  You agree not to compete with Badger Meter, Inc. or its subsidiaries (referred to for purposes of this subsection 8(h) as “Badger Meter”), without the prior written authorization of Badger Meter, Inc., for the longer of (i) one year after the termination of your employment; or (ii) as otherwise provided for under the terms and conditions of any other restrictive covenant agreement that you are a party to (the applicable restriction period referred to as “Restricted Period” for purposes of this subsection 8(h)).  Furthermore, you agree that during the Restricted Period you will not, either for your own account or for the account of any other person directly or indirectly: (iii) solicit, induce, attempt to hire, or hire any employee or contractor of Badger Meter with whom you supervised or had substantial business contact with or (iv) solicit or accept business which competes with Badger Meter from any of Badger Meter’s customers, suppliers or partners.

* * *

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed as of the Date of Grant.

BADGER METER, INC.

By:
	Name:	Kenneth C. Bockhorst
	Title:	Chairman, President and CEO

PARTICIPANT

(Participant)

Form of the Schedule of Performance Goals

Performance Measure	Threshold ([xx]% of Target Performance Shares)	Target (100% of Target Performance Shares)	Maximum ([xxx]% of Target Performance Shares)	Weighting
Measure x				xx%
Measure x				xx%
Measure x				xx%

The number of Performance Shares earned shall be determined by applying the percentage of achievement represented by actual performance for the Measurement Period, weighted as indicated above, to the Target Performance Shares.  The level of actual achievement of the performance measure will be determined by the Committee in its sole and absolute discretion.  The Committee may make such adjustments to the calculations of the performance measures as the Committee deems to be appropriate to reflect unanticipated or one-time events or circumstances following the end of the Measurement Period.  The percentage of the performance measures actually achieved shall be interpolated for levels between threshold and target, and between target and maximum.